Exhibit 14.1

GNC CORPORATION AND GENERAL NUTRITION CENTERS, INC.
CODE OF ETHICS FOR CHIEF EXECUTIVE AND
SENIOR FINANCIAL OFFICERS

GNC Corporation and General Nutrition Centers, Inc. (the “Company”) is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business conduct, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions (together, “Senior Officers”), sets forth specific policies to guide you in the performance of your duties.

As a Senior Officer, you must not only comply with applicable law, you also must engage in and promote honest and ethical conduct. You must also abide by the GNC Corporation and General Nutrition Centers, Inc. Code of Ethical Business Conduct distributed annually to all members of management, and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of ethical business conduct and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance With Laws, Rules And Regulations And This Code Of Ethics

You are required to comply with the laws, rules and regulations that govern the conduct of our business. If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to the Chief Legal Officer, any member of the Audit Committee of the Board of Directors and/or any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Audit Committee of the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Conflicts Of Interest

Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of, the Chief Legal Officer, Chair of the Audit Committee of the Board of Directors and/or the Board of Directors.

Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Waivers Of Code Of Ethics

If you would like to seek a waiver of the Code of Ethics you must make full disclosure of your particular circumstances to the Chief Legal Officer, the Audit Committee of the Board of Directors and/or the Board of Directors. Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, supplier, competitor, shareholder or any other person or entity.

CERTIFICATION OF COMPLIANCE

I have read the attached GNC Corporation and General Nutrition Centers, Inc. Code of Ethics for the Chief Executive and Senior Financial Officers and the GNC Corporation and General Nutrition Centers, Inc. Code of Ethical Business Conduct. I have familiarized myself with all General Nutrition policies contained therein.
I hereby certify that I am in compliance with all provisions of the Code of Ethics and the Code of Business Conduct except for the following matters (if none, state “none”):

I further certify that, I have provided written disclosure of all matters which must be disclosed.

Senior Officer Signature

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Printed Name

Date

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